Exhibit 10.07

Worthington Energy, Inc.

FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT
FOR OIL & GAS PROPERTIES AND
RELATED ASSETS

This First Amendment is entered into as of March 5, 2012 by and between Worthington Energy, Inc., a Nevada corporation (“Buyer”), and Black Cat Exploration & Production, LLC, a Texas limited liability company (“Seller”), to amend that certain Purchase and Sale Agreement for Oil & Gas Properties and Related Assets between Buyer and Seller dated as of November 14, 2011 (the “Agreement”). Certain matters herein shall relate back and are agreed to be effective as of December 15, 2011 (the “First Amendment”).

RECITALS

A.      Pending Closing of the Agreement, Buyer has become aware of certain defects in Marketable Title that need to be corrected.

B.      The parties mutually agreed that the date of Closing under the Agreement should be extended to deal with these issues and hereby agree that certain other provisions of the Agreement need to be amended, modified, and supplemented.

C.       Buyer owns a wholly-owned subsidiary PaxAcq, Inc., a Louisiana corporation (“PaxAcq”). Buyer shall have the right to have PaxAcq acquire title to the Properties and in such case, Buyer and PaxAcq shall jointly execute all documents to be delivered at Closing.

For valuable consideration, the parties amend and supplement the Agreement as follows:

Paragraph 2, Purchase Price, is amended to read as follows:

A.       Seller has cleared the title defects and encumbrances.

B.       Following the signing of this First Amendment, Buyer will fund the Jones Walker escrow account with an amount of Two Hundred Thousand Dollars ($250,000), for purposes of providing the funds required to close the transaction as described herein (“Buyer Financing”).

C.       If by March 7, 2012, Seller provides evidence to Buyer and Buyer’s outside counsel and that: (i) all title defects and encumbrancess have been removed and or will be removed at the Closing; and (ii) Seller will be able to transfer and assign to Buyer Marketable Title to the Properties at the Closing, the transaction shall close as soon thereafter as is commercially reasonable.

D.       At the Closing, Buyer shall pay the Purchase Price as follows:

a.      To an account to be designated by Silvemere Energy PLC (“Silvermere”), in cash or immediately available funds, the cash sum of One Hundred Seventy-Five Thousand Dollars ($175,000); The amount so paid shall be credited toward payment of the Purchase Price hereunder;

b.      Buyer shall deliver to Seller a Junior Secured Promissory Note (“Seller Note”) in the amount of One Million Seventy-Five Thousand Dollars ($1,075,000), with One Hunderd Thousand dollars being due May 31, 2012 and the balance being due at the later  of: (i) ninety (90) days from the date of Closing; or (ii) thirty (30) days after production commences on the I-10 Mustang Island Well in Kleberg County, Texas (the “Mustang Island Well”). The Seller Note shall be in a form provided by Buyer and shall be secured by a deed of trust covering the Properties (the “Seller DOT”), which Seller DOT shall be junior to the deed of trust securing the Buyer Financing described in Amended Paragraph 10 i below. All documents shall be subject to the reasonable approval, in form and substance, of counsel for Seller; and

c.      The balance of the Purchase Price shall be evidenced by and paid through the issuance to Seller of a total of Forty-Five Million (45,000,000) shares of common stock of Buyer, par value $0.001 per share, without registration or rights thereto and therefore restricted from resale under applicable securities laws (the “Shares”). Half of the Shares (or 22,5000,000 shares) shall be issued to Seller  at Closing and the remaining half (the remaining 22,50 0,000 shares) shall be delivered to Seller when the Mustang Island Well commences production Seller shall sign, as a condition to the issuance of the Shares, an investment representation letter in the standard form used and prepared by Sichenzia Ross Friedman Ference LLP, 61 Boradway, 32nd Floor, New York, New York 10006 (“SRFF”). The Shares shall contain the standard restricted shares legend as required by SRFF.

Paragraph 3, Closing, is amended so that the first paragraph now reads:

The Closing shall take place at such location or locations as Buyer and Seller shall mutually agree.

Paragraph 3 i and Paragraph 3 (3) relating to the Employment Agreement with Anthony Mason and his appointment to the board of directors are deleted. The provisions of Amended Paragraph 12 below shall apply with respect to such matters.

Except as so amended, the remaining provisions of Paragraph 3, including all of the documents to be delivered to the respective parties, are confirmed and remain in effect.

Paragraph 4, Conveyance Effective Date, Proration of Production Expenses, is amended so that the first sentence now reads:

The conveyance by Seller shall be effective as of the date of Closing described in Amended Paragraph 3 above, or such other time and date as may be agreed upon by the parties (the “Effective Date”).

Except as so amended, the remaining provisions of Paragraph 4 are confirmed and remain in effect.

Paragraph 7, Representations and Warranties of Seller, is amended and supplemented to add at the end of paragraph a new subparagraph 7 t as follows:

t.        During the period from the date of this First Amendment and the date of Closing, Seller shall take steps necessary to remove the encumbrances that are not Permitted Encumbrances so that at the Closing Buyer shall be granted Marketable Title to the Properties.

Except as so amended and supplemented, the provisions of Paragraph 7 as set forth in the Agreement are confirmed and remain in effect.

Paragraph 9, Title and Other Examinations and Curative, is amended and supplemented as follows:

a.       The term of the options on Oceana and Song, described in Exhibit B, have lapsed without exercise. Exhibit B attached to the Agreement is hereby deleted.

Except as so amended and supplemented, the provisions of Paragraph 9 as set forth in the Agreement are confirmed and remain in effect.

Paragraph 10,Conditions, is amended and supplemented to add an addition condition to the Closing and the consummation of the sale and purchase under the Agreement and the First Amendment, as follows:

h.       All title issues shall be resolved such that, at the Closing, Marketable Title will be delivered to Buyer, including approval by Buyer and Buyer’s counsel of the documentation relating to  any title defects that may cloud or encumber the Properties.

i.         Buyer shall have obtained Buyer Financing in an amount  of no less than Two Hundred Fifty Thousand Dollars ($250,000).

Paragraph 12, Additional Requirements at the Closing, is amended and supplemented to read as follows:

Within 30 days following the Closing, Buyer agrees to present to the board of directors a recommendation that Buyer hire Anthony J. Mason, a principal in Seller, under an employment agreement, as described in paragraph 12 of the Agreement (before its amendment under this paragraph) and that Anthony Mason be appointed to the board of directors of Buyer.

Paragraph 18, Complete Agreement, is amended and supplemented to replace Paragraph 18 in the Agreement with the following provisions:

a. To cover the period between the Closing and the Board’s retention of Anthony Mason as provided in Paragraph 12 above, Buyer and Anthony Masonhave entered into a Consulting Agreement wherein Anthony Mason will provide Buyer with consulting services regarding other properties and assets being acquired and developed by Buyer and in connection with financing initiatives being undertaken by Buyer.  b. This Agreement and the First Amendment constitute the complete agreement between the parties regarding the purchase and sale of the Properties. The provisions of Paragraphs 6, 7, and 8, as amended herein, shall survive the Closing.

Exhibit A, Mustang Island, is hereby amended and superseded by Exhibit A attached to this First Amendment.

Except as amended and supplemented by this First Amendment, the provisions set forth in the Agreement are confirmed and remain in effect.

This First Amendment may be executed in counterpart originals, each of which together shall constitute one binding agreement. An executed signature page sent by fax or in PDF format shall be deemed executed by such party and may be relied upon by the receiving party and by third parties with the same effect as if a complete originally executed document were delivered and received.

Seller:

Black Cat Exploration & Production, LLC
a Texas Limited Liability Company

By_____________________________________
Anthony J. Mason, President

Buyer:

Worthington Energy, Inc.
a Nevada Corporation

By ____________________________________
Charles F. Volk, CEO

Amended Exhibit A Attached:  Mustang Island